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                                                                    EXHIBIT 99.1

news release                                                      [TENNECO LOGO]


     Contacts:      Jane Ostrander                Leslie Hunziker
                    Media Relations               Investor Relations
                    847 482-5607                  847 482-5042
                    jostrander@tenneco.com        lhunziker@tenneco.com


        TENNECO PRICES $250 MILLION OF 8-1/8 PERCENT SENIOR NOTES DUE 2015

Lake Forest, Illinois, November 1, 2007 -- Tenneco Inc. (NYSE: TEN) announced today that it has priced a private placement offering of $250,000,000 of 8-1/8 percent senior notes due November 15, 2015. The net proceeds of this transaction, expected to be about $245 million, together with cash on hand, will be used to purchase up to $230,000,000 of the company's outstanding $475,000,000 10-1/4 percent senior secured notes.

These transactions are expected to reduce the company's annual interest expense by approximately $3 million for 2008 and increase the company's outstanding total debt by approximately $20 million. The company expects to record non-recurring pre-tax charges related to the tender premium and fees, the write-off of deferred debt issuance costs and the write-off of previously recognized debt issuance premium of approximately $20 million.

The new notes will be general senior obligations of the company and will mature on November 15, 2015 with interest payable semi-annually on May 15 and November 15, beginning on May 15, 2008. The notes will be guaranteed by each of Tenneco's domestic restricted subsidiaries that also guarantee the company's senior credit facility. These guarantees will be general senior obligations of the subsidiary guarantors. The notes and guarantees will not be secured by any assets of Tenneco or the guarantors.

Tenneco is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

This offering is conditioned on Tenneco's receipt of requisite consents to certain proposed indenture amendments from holders of its 10-1/4 percent senior secured notes due 2013 in connection with Tenneco's offer to purchase up to $230 million of the aggregate principal amount outstanding of its senior secured notes. Assuming this condition is met, Tenneco expects to deliver the notes on or about November 20, 2007.

COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the

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aftermarket. Tenneco markets its products principally under the Monroe(R),
Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

The disclosures herein include statements that are "forward looking" within the meaning of federal securities law concerning Tenneco's proposed offering. The terms of, and Tenneco's ability to complete, such transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.



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